                                                                Exhibit 11.1
                                    WIRELESS TELECOM GROUP, INC.
                                 COMPUTATION OF PER SHARE EARNINGS
                                            (Unaudited)

                             For the Three Months        For the Six Months
                                Ended June 30,              Ended June 30,
                               1996        1995           1996        1995
                               ----        ----           ----        ----

NET INCOME                 $ 1,530,468  $ 1,280,154   $ 3,347,415  $ 2,350,193
                             ---------    ---------     ---------    ---------
PRIMARY
 Weighted average shares    17,329,144   16,999,830    17,310,290   16,986,117
 Assumed conversions:
   Stock options and warrants  525,850      535,587       386,161      410,904
                            ----------   ----------    ----------   ----------
      Total weighted average
        shares outstanding  17,854,994   17,535,417    17,696,451   17,397,021
                            ==========   ==========    ==========   ==========
 Per share amounts         $       .09   $      .07   $       .19   $      .14
                                   ===          ===           ===          ===

FULLY DILUTED
Weighted average shares     17,329,144   16,999,830   17,310,290    16,986,117
Assumed conversions:
   Stock options and warrants  529,601      598,026      485,622       535,962
                            ----------   ----------   ----------    ----------
      Total weighted average
        shares outstanding  17,858,745   17,597,856   17,795,912    17,522,079
                            ==========   ==========   ==========    ==========
 Per share amounts         $       .09    $     .07    $     .19    $      .13
                                   ===          ===          ===           ===



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